UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 11, 2007

PRIVATEBANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

____________________________

Delaware	000-25887	36-3681151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
70 West Madison Chicago, Illinois		60602 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (312) 683-7100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02                      Unregistered Sale of Equity Securities.

On December 11, 2007, PrivateBancorp, Inc. (the “Company”) announced that it has completed its previously announced private placement offering of 5,581,680 shares of common stock, and 1,428.074 shares of a newly created class of nonvoting convertible preferred stock (the “Series A Stock”) pursuant to a Stock Purchase Agreement (the “Agreement”) entered into on November 26, 2007, by and among the Company and those certain institutional and individual accredited investors named in the Agreement.  The aggregate number of common and preferred shares issued represents 23.5% of the Company’s common stock outstanding after the offering (assuming conversion of the Series A Stock).

All of the securities sold in the private placement were priced at the equivalent of $28.71 per common share, the official Nasdaq Consolidated Closing Bid Price of PrivateBancorp, Inc.’s common stock as of Friday, November 23, 2007.  All securities sold in the transaction are subject to a two-year lock-up agreement, subject to certain exceptions.

Certain funds managed by GTCR Golder Rauner, LLC (“GTCR”) acquired approximately 2.06 million shares of common stock for approximately $59 million and 1,428.074 shares of Series A Stock for $41 million, representing an aggregate of approximately 7.2% of the Company’s shares of outstanding common stock before conversion of the Series A Stock, and 11.7% after giving effect to the conversion.  Mesirow Financial, through its affiliated entities, also purchased $40 million of common stock in the offering.

The shares of common stock and Series A Stock were offered and sold by the Company in reliance on an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. The proceeds from the sale of the shares will be used by the Company for working capital and general corporate purposes, including to support its growth initiatives.

On December 11, 2007, the Company issued the attached press release, which is incorporated herein by reference.

Item 9.01.                      Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

99.1	Press Release dated December 11, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIVATEBANCORP, INC.

Date: December 11, 2007	By:	/s/ Dennis Klaeser
Dennis Klaeser
Chief Financial Officer

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EXHIBIT INDEX

Exhibit	Description

99.1	Press Release dated December 11, 2007.